AMENDMENT AGREEMENT

Amendment Agreement, effective as of this 25th day of March, 2010, among Green Century Funds, a Massachusetts business trust (the “Trust”) which consists of separate portfolios of shares set forth on Exhibit A attached hereto, Green Century Capital Management, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts (“GCCM”) and State Street Bank and Trust Company, a Massachusetts Trust Company (the “Bank”).

WHEREAS, the Trust, GCCM, and Investors Bank & Trust Company (“IBT”) entered into a Custodian Agreement dated as of June 25, 2007 (as amended, modified or supplemented from time to time, the “Custodian Agreement”);

WHEREAS, IBT merged with and into Bank, effective July 2, 2007, with the result that State Street now serves as Custodian under the Custodian Agreement; and

WHEREAS, the parties desire to amend the Custodian Agreement, notwithstanding that as amended, the Custodian Agreement is not identical to the form of custodian agreement customarily entered into by State Street as custodian, in order that the services to be provided to the Trust on behalf of its Portfolios by State Street, as successor by merger to IBT, may be made consistently and predictably to the Trust.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendment of the Custodian Agreement.

(a)	Section 16, Termination. Paragraph 16.1 is hereby amended by replacing the first sentence of such paragraph 16.1 in its entirety with the following:

“The term of Agreement shall be three (3) years commencing upon the date hereof (the “Initial Term”), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one (1) year terms (each a “Renewal Term”) unless written notice of non-renewal is delivered by the non-renewing party to the other party no later than ninety days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.”

2.	Miscellaneous.

(a)	Except as amended hereby, the Custodian Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each party hereto has caused this Amendment Agreement to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

GREEN CENTURY FUNDS

By:	/s/ Kristina Curtis
Name: Kristina Curtis Title: President

GREEN CENTURY CAPITAL MANAGEMENT, INC.

By:	/s/ Kristina Curtis
Name: Kristina Curtis Title: Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Carol M. Lowd
Name: Carol M. Lowd Title: Senior Vice President

Exhibit A

Green Century Funds

Green Century Balanced Fund

Green Century Equity Fund